EXHIBIT 99.1

ENGlobal Announces Third Quarter 2023 Financial and Operating Results

HOUSTON, TX / ACCESSWIRE / November 13, 2023 / ENGlobal Corporation (NASDAQ:ENG), a provider of innovative engineering project solutions focused on the energy industry, today announced it has filed its third quarter report on Form 10-Q with the U.S. Securities and Exchange Commission for the quarter ended September 30, 2023. The report details ENGlobal’s third quarter financial and operational results.

“ENGlobal continued to make significant progress in our quest to reemerge as a leading project engineering and automation company in the third quarter,” said William A. Coskey, P.E., ENGlobal’s Founder, Chairman and Chief Executive Officer. “While we still have a number of important initiatives to complete, our financial and operational performance meaningfully improved in the quarter. I am increasingly optimistic about our future and excited about the repositioning of ENGlobal’s business.”

Revenues for the three months ended September 30, 2023 were $9.5 million, a decrease of $3.6 million, from $13.1 million for the three months ended September 24, 2022.  Net loss for the third quarter of 2023 was $0.7 million compared to net loss of $2.3 million for the comparable period in 2022. ENGlobal lost $0.02 per fully diluted share in the third quarter of 2023 compared to a loss of $0.07 per fully diluted share for the comparable period a year ago.

Revenues for the nine-month period ended September 30, 2023 were $32.4 million, compared to $31.8 million for the comparable period a year ago.

“While I won’t be pleased until ENGlobal is consistently profitable, our financial performance has improved meaningfully throughout the year,” noted Coskey. “Our gross profit margin of 19.4% in the third quarter was a vast improvement over prior quarters and the first positive quarter in over a year.” The Company’s third-quarter results benefited from revenue from an adjustment to a contract with the U.S. Government of approximately $1.5 million.

ENGlobal’s comprehensive financial statements can be found in the Company’s quarterly report filed on Form 10-Q with the U.S. Securities and Exchange Commission.

Since the announced management changes in February, ENGlobal has achieved a number of financial and operational milestones:

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Improved utilization of our billable resources from approximately 70% to nearly 90%. This has occurred through increased business opportunities across the Company’s business lines as well as optimization of our labor force.

•	Largely completed unprofitable legacy projects in the renewables, construction, field services and fabrication businesses. We have significantly reduced operating losses by exiting those businesses.
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Streamlined the Company’s engineering services group to create a more cohesive team focused on added-value project engineering with offices in Houston and Tulsa. This initiative should lead to improved-margin engineering and design projects and the ability to provide full EPC services through third-party fabrication and construction partnerships.

•	Significantly reduced the Company’s credit risk by refinancing the former credit facility with a term loan provided by Mr. Coskey.
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Improved the Company’s receivables collection process, including collecting outstanding tax credits and government project payments, which has improved liquidity. The Company continues to aggressively pursue unpaid project receivables from legacy projects which, if successful, will further improve liquidity.

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Added significant capabilities in the fabrication of modular structures in the Company’s automation business focused on higher-margin electrical power distribution centers, process analytical systems and remote-instrument equipment.

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Reduced overall payroll costs by more than 50% while maintaining best-in-class engineering, design and automation professionals. Streamlined accounting, payroll, cost control and other administrative functions with the goal of significantly reducing administrative overhead expense. The Company has also reduced other overhead expenses such as insurance.

“We continue to look for and find ways to further improve our efficiency and remain acutely focused on returning ENGlobal to profitability,” added Mr. Coskey. “However, I am confident we have largely moved from the triage phase to the recovery phase of the process. The entire ENGlobal team is focused on engaging with clients and prospective clients to forge mutually rewarding relationships that add value to our clients and create profitable project opportunities for ENGlobal. Both our engineering group – led by Lonnie Smith – and our automation and government services group – led by Kevin Holfeld – are working diligently to meet both our revenue and profit objectives in the year ahead.”

The Company booked approximately $6.5 million in new business in the third quarter and, as of September 30, 2023, our backlog was $15.5 million. In addition, the Company has a probability-weighted pipeline of approximately $70 million in project opportunities.

“We continue to pursue a number of strategic initiatives that are focused on growing our core business, improving our operating and financial metrics and increasing shareholder value,” stated Coskey. “While there are no guarantees that we will be successful in these opportunities, we believe – combined with the continued hard work and dedication of the entire ENGlobal team – we move closer to our goal of recreating a profitable, best-in-class engineering and automation firm.”

“Finally, I want to thank the entire ENGlobal family for their continued efforts, loyalty and unwavering dedication,” concluded Coskey. “I am grateful, especially at this time of the year, for the talent and contributions of each member of our team. I look forward to continuing to work with this exceptional group toward a profitable future.”

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About ENGlobal

ENGlobal Corporation (NASDAQ:ENG) is a provider of innovative, delivered project solutions primarily to the energy industry. ENGlobal operates through two business segments: Commercial and Government Services. The Commercial segment provides engineering, design, fabrication, construction management and integration of automated control systems. The Government Services segment provides engineering, design, installation, operations, and maintenance of various government, public sector, and international facilities, specializing in turnkey automation and instrumentation systems for the U.S. Defense industry. Further information about the Company and its businesses is available at www.englobal.com.

For further information, please email ir@englobal.com.

Cautionary Note Regarding Forward Looking Statements

The statements above regarding the Company's expectations, including those relating to its future results, its future operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties. For a discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ENGlobal's filings with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

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